Exhibit 10.17

LIVE RACING AGREEMENT

THIS LIVE RACING AGREEMENT (the “Agreement”) is effective as of October 1, 2004 by and among PENNSYLVANIA NATIONAL TURF CLUB, INC.  (PNTC) and MOUNTAINVIEW THOROUGHBRED RACING ASSOCIATION (MTRA) (hereinafter collectively referred to as the “Associations”) and PENNSYLVANIA HORSEMEN’S BENEVOLENT AND PROTECTIVE ASSOCIATION, INC.  (“PA HBPA”).

WITNESSETH

WHEREAS, the Associations operate and conduct thoroughbred horse race meetings with pari-mutuel wagering at the track facility located in Grantville, Pennsylvania, known as Penn National Race Course (“Perm National”);

WHEREAS, the PA HBPA represents the horsemen, during the Term of this Agreement, who own, train and/or race horses at Penn National;

WHEREAS, the term of the March 23,1999 Agreement between the Associations and the PA HBPA ended January 1, 2004, but was extended by mutual agreement of the parties;

WHEREAS, nothing in this Agreement is intended to or has the effect of contradicting, superseding or construing the provisions of the Pennsylvania Race Horse Development and Gaming Act, July 5, 2004, Act 71; and

WHEREAS, the Associations and the PA HBPA have agreed to enter into the following Agreement with regards to the conduct of thoroughbred horse racing at Penn National.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

1.                                       Purses

Purses shall be calculated by adding the totals in Section l(a) and l(b) of this Agreement.

(a)                                  The Associations agree to allocate and pay horsemen purses equal to 33 1/3% of the Associations’ receipts, fees and revenues described below:

(i)                                     Net Commissions from the pari-mutuel handle, including the Telephone Account Betting handle, and the Associations’ and horsemen’s share of the breakage received from the pari-mutuel handle on Penn National live races.

(ii)                                  Net Commissions from the gross handle on Penn National’s live races being simulcast to the Associations’ off-track betting sites, including horsemen’s share of breakage.

(iii)                               Total Commissions from the handle for send intertrack wagering of Penn National’s live races, including track handle, Telephone Account Betting handle and off-track betting handle.

(iv)                              Total out-of-state host fee when the Associations’ are sending a full card of interstate simulcasting wagering (“ISW”) on Penn National’s live races.

(v)                                 Net Commissions from the handle for receive intertrack wagering of Pocono Downs, Meadows and Philadelphia Park live races,

including track handle, Telephone Account Betting handle, off-track betting handle and horsemen’s share of breakage.

(vi)                              Net Commissions from the handle for on-track, off-track and Telephone Account Betting, including horsemen’s share of breakage, when the Associations are receiving a full card of ISW, regardless of in-state host association.

(vii)                           Host fees received from intrastate and interstate tracks or the NTRA on account of telephone or electronic wagering by persons in geographic proximity.

(b)                                 Revenue from slot machines at Penn National shall be allocated in the manner as set forth in the Pennsylvania Race Horse Development and Gaming Act, July 5, 2004, Act 71.

(c)                                  Two percent (2%) of purses shall be paid monthly to PA HBPA from the purse account, which may be increased by mutual written consent of the parties.  For purposes of this Article, Net Commissions are defined as the gross handle at the racetrack, telephone account betting, non-primary betting locations (OTB’s), less the amounts returned to the betting public, less the amounts paid to the Commonwealth of Pennsylvania as required by statute, less host fees paid to intrastate and interstate tracks or host fees paid to the NTRA for races received or for telephone or electronic wagering received from persons in geographic proximity.

(d)                                 The Associations will use commercially reasonable best efforts to maximize each existing component of the “gross handle” described in

Section 1 (a)(i) through (vii) above, as well as any additional source of gross handle that becomes available during the term of this Agreement.

2.                                       Simulcasting Consents

(a)                                  The PA HBPA grants its consent and approval to the Associations as provided for under Sections 216, 216a and 234 of the Race Horse Industry Reform Act and the provisions of the Interstate Horse Racing Act of 1978, so that the Associations may act as “host licensees” for the purpose of transmitting and receiving intrastate, international and interstate simulcast races, said consent and approval to be effective for any agreement that existed prior to the effective date of this Agreement.  As to any new racetracks the Associations shall present any proposed new simulcast agreement to PA HBPA for its review and approval, which shall not be unreasonably withheld.  Such approval to be given or denied within two (2) days of presentation to PA HBPA.

(b)                                 If PA HBPA determines that an existing simulcast agreement is not in the best interest of racing or that a new simulcast agreement would be in the best interest of racing, it shall notify the Associations and the parties shall meet and discuss the existing or proposed simulcast agreement.

(c)                                  The PA HBPA will use commercially reasonable best efforts to maximize participation of its members and their horses to assist in the goals described in Section l(d) above.

3.                                       Compatibility of Purses

(a)                                  It is the intent of Associations and PA HBPA to promote competitive horse racing at Penn National to (i) avoid any underpayment or overpayment of purses (except seasonal adjustments) and (ii) assure the payment, as far as practical and feasible, of consistent purses throughout the contract year.

(b)                                 Associations shall notify PA HBPA of the racing dates applied for to the SHRC for the next following calendar year by promptly sending to the PA HBPA a copy of their application filed with the SHRC.  The actual pari- mutuel handles and slot machine revenue from Penn National directed to purses from the current year for the comparable dates will be used as a guide in projecting the approximate handle for the ensuing year.  The purse formula as described under paragraph 1 of this agreement will be applied to establish an average purse per day for a beginning guideline.

(c)                                  Except with respect to the overpayment in Section in 3(f) of this Agreement, should a purse overpayment or underpayment develop in excess of $150,000, then the parties agree to automatically adjust purses down or up, in the next published condition book, by 5%.  This triggering mechanism may be waived by mutual consent of the PA HBPA and Associations.

(d)                                 If, in the opinion of the Penn National Racing Secretary, the agreed adjustment in the condition book does not alleviate the overpaid purse condition, the Associations have the right, and are required, to make immediate purse cuts in accordance with formulas mutually agreeable, to eliminate the purse overpayment.  The Associations, without prejudice, shall have the right to not exercise this right, should they so desire.

(e)                                  If, in the opinion of the PA HBPA Condition Book Committee, the agreed adjustment in the condition book does not alleviate the underpaid purse condition, the PA HBPA shall have the right to require the Associations to make and the Associations shall make immediate purse increases in accordance with formulas mutually agreeable, to eliminate the purse underpayment.  The PA HBPA, without prejudice shall have the right not to exercise this right, should it so desire.

(f)                                    Notwithstanding Sections 3(a), (c) and (d) of this Agreement, in anticipation of slot machine revenue, the Associations will implement purse increases of fifteen (15%) percent on October 27, 2004 and, to the extent possible, another change (or changes) at a date (or dates) mutually agreed upon by the HBPA/ Management Committee (at meetings to be held monthly to address this issue), all with the objective of ensuring that the overpayment described in this subparagraph lasts through the commencement of slots at PNRC.  These increases shall be based on the purse structure reflected in the condition book in place on October 1, 2004.  The effect of the purse increases shall be periodically monitored and, to the extent necessary, adjusted by the PA HBPA/Management Committee to ensure, among other things, that the overpayments are spread as evenly as practicably between the effective date of this Agreement and the eventual commencement of operational slot machines at Penn National.

This payment schedule assumes that slot machines will be operational at Penn National by approximately April 1, 2006.  Should the April 1, 2006 start date reasonably appear to be delayed, the parties will mutually agree to equitably adjust the rate of overpayment.  The overpayment, which will not exceed $4,000,000.00, will be repaid from purses within one (1) year after there are 2,000 operating slot machines at Penn National. In the event the commencement of operational slot machines at Penn National is substantially delayed or cancelled, the PA HBPA shall repay the overpayment to Penn National by way of purse reductions over the course of no more than four years (in pro-rata amounts) beginning on July 1, 2007

4.                                       Horsemen’s Bookkeeper Account

                Section 235 of the Race Horse Industry Reform Act shall govern the operation of the Horsemen’s Bookkeeper Account.

5.                                       Inactive Accounts In Horsemen’s Bookkeeper Account

(a)                                  Associations will furnish annually to PA HBPA a list of all accounts in the Horsemen’s Bookkeeper Account which have been inactive for a period of four years, giving the names of such accounts, the amount thereof and the last known addresses.  This list will be rendered annually prior to each June 15 during the Term hereof.

(b)                                 PA HBPA will advertise the four-year-old inactive accounts in a Horsemen’s publication of general circulation.  All unclaimed inactive accounts one year after they are advertised shall be paid to the PA HBPA’s Benevolent Fund.  PA HBPA agrees to hold Associations harmless and to indemnify them as to any claim, liability, cost or expense (including reasonable attorney’s fees) as a result of the payment of inactive accounts to the PA HBPA’s Benevolent Fund.

6.                                       PA HBPA Fire And Hazard Insurance

Associations agree to pay 1:0 HBPA National office, on or before May 15 of each year during the term hereof, their proportionate share of the total annual premium as determined annually by the National HBPA for a national policy of fire and other hazards insurance covering horses and tack belongings to PA HBPA members stabled at Penn National or at locations as covered by said HBPA policy.  It is understood, however, that the limits and types of coverage will not be increased without the prior written agreement of Associations.

7.                                       Track Committees

(a)                                  Equine Safety Committee

The Associations and the PA HBPA agree to establish an Equine Safety Committee.  The membership will consist of representatives from all constituent groups That affect live racing at Penn National.  The committee will meet at least once a month, if not more frequently, to discuss the variety of issues that affect all aspects of equine safety at Penn National.

(b)                                 Condition Book Committee

The PA HBPA may appoint a committee of not more than five individuals, which will be known as the “Condition Book Committee”.  The Condition Book Committee shall be entitled to meet with the Associations and/or the Racing Secretary and/or General Manager in order to establish guidelines for preparing the condition book and for filling and carding races and other matters of concern to the horsemen, including the mix of races and purse levels for particular condition books consistent with Section 3(a) above.

(c)                                  PA HBPA/Management Committee

During the term of this Agreement, Associations and the PA HBPA shall organize and maintain a joint committee to be known as the “PA HBPA/Management Committee.”  This Committee shall be composed of not more than five representatives from the PA HBPA (including the President) and not more than five representatives from Associations (including the General Manager).  This Committee shall meet regularly at the request of any member of said Committee.  The Committee shall discuss such things as barn area issues, track conditions, racing program, track kitchen, other matters which relate to attendance, pari-mutuel handle, the quality of racing and any other issue not specifically addressed in this Agreement which will assist the Pennsylvania thoroughbred horse racing industry to be progressive and competitive.  The Committee shall determine how to resolve any of the foregoing issues and it may recommend any impose to arbitration in accordance with Section 8.(b) of this Agreement.

8.                                       PA HBPA Covenant

(a)                                  PA HBPA covenants that so long as Associations comply with the provisions of this Agreement, PA HBPA will not institute or instigate, promote, encourage, condone, or engage in any boycott, close down, slow down, stoppage of, or interference with any race meet or race meets of Associations at Perm National.  PA HBPA will use its best efforts to ensure that its members comply with this paragraph.

(b)                                 In the event that there is a disagreement between the parties as to whether any party has complied with the terms or conditions in this Agreement, then the Associations shall choose an Arbitrator and the PA HBPA shall choose an Arbitrator.  The two Arbitrators shall choose a third Arbitrator, and the Board of Arbitrators shall decide the issues involved and each party agrees to be bound by the decision of the arbitration panel.  No action shall be taken by PA HBPA prohibited by paragraph 8(a) unless and until the Arbitrators have determined that Associations are not in compliance with the terms hereof.

9.                                       Associations’ Covenants

(a)                                  The Associations will not, by means of agreement or otherwise, seek to establish or impose upon the horsemen a monopoly concerning horseshoers, feedmen, tack suppliers, jockeys or any other suppliers or servicemen customarily used by horsemen.  Notwithstanding the foregoing, the Associations reserve the right to impose reasonable nondiscriminatory requirements for security, safety and environmental reasons on the Associations’ premises and to limit access to only those vendors, suppliers and servicemen who are properly licensed by the State Horse Racing Commission and conditioned upon their compliance with reasonable rules and regulations promulgated by the Associations.

(b)                                 The Associations will not, in making their stall allocations, discriminate against any horsemen because of the horseman’s participation in lawful PA HBPA activities.  Allocations of stalls shall, subject to the limitations and conditions described throughout this Agreement, remain the prerogative of the Associations.

10.                                 Recognition of PA HBPA

Subject to applicable law, Associations recognize PA HBPA as the exclusive representative of the horse owners and trainers racing at Penn National, the majority of whom are members of the PA HBPA and, during the term of this Agreement, and any extension, for purposes of negotiating a successor live racing agreement.  During the term of the Agreement, and any extension, Associations agree that they will not negotiate with any other group purporting to represent horsemen at Penn National and Associations further agree that they will not revoke the foregoing recognitions, and will not supplant, attempt to supplant or encourage the supplanting of the PA HBPA as the exclusive representative of horsemen at Penn National.

11.                                 Term of Agreement

This Agreement will continue for a term commencing October 1, 2004 and ending September 30, 2011.  This Agreement shall continue for a further Term of two years without change unless any party shall, at least ninety days prior to September 30, 2011, or each successive two-year Term thereafter, give notice to the other of its intention that this Agreement shall not be automatically renewed pursuant to the provisions of this paragraph.  In the event notice of intent not to renew is given by either party, the parties agree that weekly negotiation sessions shall be held commencing no later than 75 days prior to the expiration of the term or successive term and the parties mutually agree to bargain in good faith, without waiving rights or prerogatives of either party.  In the event that a successor agreement is not reached on or before 30 days prior to the expiration of the term or successor term, the parties agree to utilize the services of the Pennsylvania Bureau of Mediation for non-binding negotiation.  Subject to all applicable laws, if a successor Live Racing Agreement is not signed by the expiration of the term or any extensions thereof (the “Expiration”) and the PA HBPA fails to honor all the terms and conditions of this Agreement (including without limitation the obligation to race in accordance with past practices) following the Expiration, Associations agree that the horsemen shall have 30 days thereafter within which to remove their horses from the backstretch area at Penn National and that the facilities listed in paragraph 16 shall be available during that 30 day period of time.  This additional 30-day period of time shall not be construed as evidence of the Associations’ recognition of the PA HBPA as the exclusive representative of the horsemen subsequent to the expiration of the term of this Agreement.  Nothing in this paragraph or in this Agreement is intended to or may be construed as superseding applicable law, including without limitation Act 71.

12.                                 Notices

All notices or other communication pursuant hereto by any party shall be sent by certified mail, return receipt requested to:

PNTC:                                                                                                             Pennsylvania National Turf Club, Inc.

P.O. Box 100
Grantville, Pa.  17128
Attn: General Manager

With a copy to General Counsel
Penn National Gaming, Inc.
825 Berkshire Boulevard
Wyomissing, PA 19610

MTRA:                                                                                                       Mountainview Thoroughbred Racing Association

P.O. Box 32
Grantville, Pa.  17128
Attn: General Manager

PA HBPA:                                                                                      Pennsylvania Division, Horsemen’s Benevolent and

Protective Association, Inc.
P.O. Box 88
Grantville, Pa.  17028
Attn: President

13.                                 Stakes Schedule

The PA HBPA/Management Committee shall determine the stakes schedules.  It is understood by both of the Associations and the PA HBPA that the overnight purses will be the first priority in purse increases followed by stakes races.

14.                                 Application For Racing Days In Penn National Live Program

Associations agree to apply for the maximum number of racing days during each calendar year as can be raced for the maximum benefit of Associations and consistent with their leases, with the owner of Penn National.  The determination of the number of racing days shall be decided exclusively by the Associations, but in no event shall it be less than 199 days without the approval of the Board of HBPA.

15.                                 Availability of Facilities

During the term of this Agreement and any extension, the racing strip, barns, dormitories, track kitchen, tack rooms and all other facilities of Penn National useful for training purposes, shall be made available to Horsemen approved by Associations, without charge.  Associations agree that these facilities shall be available for at least twenty-one days prior to the opening date of each thoroughbred race meet or reopening after a shutdown.  Associations shall also make water and electricity available without charge, and shall, at their own expense, keep the track properly harrowed and watered daily and available during reasonable hours for training purposes, all subject to weather conditions.  Associations shall continue to provide PA HBPA offices and restroom facilities on a year round basis.  Heating, cooling and electric services are to be provided.  PA HBPA shall be responsible for cleaning and interior maintenance of its facilities.  Structural maintenance of roofs, wall, floor and restrooms shall be the responsibility of Associations.

16.                                 Approval By SHRC

This Agreement shall be subject to approval by the Pennsylvania State Horse Racing Commission.

17.                                 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto or their respective successors and approved assigns.  Each party will supply all parties with a certified copy of a Resolution approving this Agreement.

18.                                 Mutual Cooperation

The Associations and PA HBPA agree that there will be opportunities where there will be a need for cooperation between the parties because of the mutual benefit to racing.  The parties agree to support each other’s positions where there is a mutual benefit.

19.                                 Entire Agreement

This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter interest and supersedes all prior or contemporaneous agreements with respect to such subject matters; and may not be modified or amended except in writing signed by all parties hereto.  Notwithstanding the aforementioned, the Stall Agreements shall remain in full force and effect.  This Agreement further incorporates, and supersedes the York and Lancaster OTW Agreements.

20.                                 Headings

The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms or conditions of this Agreement or give full notice thereof.

IN WITNESS WHEREOF, the Associations and PA HBPA have executed this Live Racing Agreement this 1st day of October 2004.

ASSOCIATIONS:

Attest:		PENNSYLVANIA NATIONAL TURF CLUB INC.

By:	/s/Frederick D. Lipkin	/s/ Richard T. Schnaars
	Witness	Name: Richard T. Schnaars
Title: Vice President/General Manager

Attest:		MOUNTAINVIEW THOROUGHBRED RACING ASSOCIATION

By:	/s/Witness	/s/ Richard T. Schnaars
	Witness	Name: Richard t. Schnaars
Title: Vice President/General Manager

Attest:		PENNSYLVANIA HORSEMEN’S BENEVOLENT AND PROTECTIVE ASSOCIATION, INC.

By:	/s/Witness	/s/ John J. Wames
	Witness	Name: John J. Wames
Title: President